EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO THE MAXIMUM MATURITY AGE

FOR CONTRACTS WITH A GUARANTEED WITHDRAWAL BENEFIT FOR LIFE OPTION

This Endorsement is part of your Contract and is effective upon your receipt of it.

In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company (“Equitable”). References to “you” and “your” mean the Owner.

The following new section is added at the end of Part VII – ANNUITY BENEFITS of your Contract:

MAXIMUM MATURITY AGE

Notwithstanding any provision in this Contract to the contrary, the “Maximum Maturity Age” is the Contract Date Anniversary following the Annuitant’s [115th birthday, including those Contracts where the Guaranteed Minimum Income Benefit Rider, on its GWBL Conversion Effective Date, converts or has already converted to a GWBL Rider. As a result, this Contract Date Anniversary, described in the previous sentence, will become your new Maturity Date.

The following paragraph is added at the end of Section “Annuity Benefit Forms” of Part VII – ANNUITY BENEFITS of your Contract:

The “Normal Form” of Annuity Benefit is an Annuity Benefit payable on the Life-Period Certain Annuity Form as set forth below.

Period Certain and Amount of Guaranteed Annuity Benefit payable monthly on the

Life Annuity with Period Certain Form provided by an application of $1,000

Annuitization Age	Length of Period Certain	[Monthly Factor Male	Monthly Factor Female	[Monthly Factor Unisex
[96	3	13.33	11.24	11.49
97	3	13.86	11.66	11.91
98	3	14.42	12.10	12.37
99	3	15.02	12.59	12.86
100	2	16.52	13.57	13.88
101	2	17.34	14.23	14.54
102	2	18.23	14.96	15.28
103	2	19.19	15.77	16.09
104	2	20.22	16.68	17.00
105	2	21.34	17.69	18.00
106	2	22.55	18.82	19.13
107	2	23.85	20.10	20.39
108	2	25.26	21.54	21.81
109	2	26.80	23.18	23.43
110	2	28.53	25.12	25.34
111	2	30.53	27.46	27.65
112	2	33.01	30.49	30.63

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113	1	45.12	40.76	40.98
114	1	55.15	51.82	51.98
115	1	80.35	79.83 ] ]	79.85]

Amounts required for ages not shown in the above table or for other annuity forms will be calculated by us on the same actuarial basis as shown in the Table of Guaranteed Annuity Payments of your Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

Home Office address: [1345 Avenue of the Americas, New York, New York 10105]

[	[

Mark Pearson,	José Ramón González,
Chief Executive Officer ]	Chief Legal Officer and Secretary]

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